Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 33-82612, 333-05811, 333-44983, 333-44979, 333-101725, 333-101729, 333-110141, 333-134043, 333-157638, 333-161232 and 333-177148 of Scientific Games Corporation on Form S-8; Registration Statement Nos. 333-74590, 333-84742, 333-110477, 333-112452, 333-124107, 333-141720 and 333-165743 of Scientific Games Corporation on Form S-3; and Registration Statement No. 333-155346 of Scientific Games International, Inc. on Form S-3; of our report dated February 25, 2013, with respect to the financial statements of Lotterie Nazionali S.r.l. as of December 31, 2012, included in the Annual Report (Form 10-K) of Scientific Games Corporation for the year ended December 31, 2012.

/s/ Reconta Ernst & Young S.p.A.

Rome, Italy
March 11, 2013